Exhibit 10.14

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of                     , by Eclipsys Corporation, a Delaware corporation (“Eclipsys”) and                      (“Recipient”) to govern awards of restricted stock by Eclipsys to Recipient made from time to time pursuant to Grant Notices (as defined below) that reference this Agreement as governing the awards reflected therein.

1. Grants of Restricted Stock. From time to time in its discretion, Eclipsys may grant and issue to Recipient shares of Eclipsys’s common stock that are subject to the restrictions described in, and other provisions of, this Agreement (the “Restricted Stock”). No grants of Restricted Stock are promised by this Agreement. Each grant of Restricted Stock will be documented by a written notice delivered by Eclipsys to Recipient (a “Grant Notice”) stating: (i) that the Restricted Stock described therein is subject to this Agreement, (ii) the number of shares of Restricted Stock subject to the grant, (iii) the schedule and any other conditions for vesting of the Restricted Stock, and (iv) such other terms and conditions applicable to the Restricted Stock as Eclipsys may determine. As a condition to each grant of Restricted Stock, Recipient may in the discretion of Eclipsys be required to pay to Eclipsys $.01 by cash or check for each share of Restricted Stock (the “Acquisition Consideration”).

2. Governing Plan. The Restricted Stock shall be granted pursuant to and (except as specifically set forth herein or in another written agreement between Eclipsys and Recipient) subject in all respects to the applicable provisions of the Eclipsys Corporation 2008 Omnibus Incentive Plan or its successor plan (the “Plan”), which are incorporated herein by reference. Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

3. Restrictions on the Restricted Stock.

(a) Limitation on Transfer. The Restricted Stock (including any shares received by Recipient with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Eclipsys’s securities without receipt of consideration) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered unless and until the conditions to vesting set forth in the Grant Notice are met and any additional requirements or restrictions contained in this Agreement, the Grant Notice or the Plan have been satisfied, terminated or expressly waived by Eclipsys in writing. However, this will not prohibit nominal transfers of Restricted Stock for estate planning purposes that do not effect a change in beneficial ownership, if the transferee agrees in writing to the terms of this Agreement. Satisfaction of the conditions to vesting set forth in the Grant Notice and any additional requirements or restrictions contained in this Agreement, and the resulting removal of the restrictions imposed hereunder from particular shares of Restricted Stock, is also referred to as “vesting” of those shares and shares from which the restrictions have been removed are referred to as “vested.”

(b) Cancellation of Restricted Stock. Notwithstanding Section 3(a), but subject to the Plan, any applicable Grant Notice, and any other separate written agreement between Eclipsys and Recipient, if any Cancellation Event occurs, then (i) vesting of any shares of Restricted Stock originally scheduled to vest after the time that Cancellation Event occurred will cease; (ii) any grant insofar as it relates to Restricted Stock that has not yet vested will be cancelled; (iii) unvested Restricted Stock will be forfeited to Eclipsys and all rights of Recipient as a stockholder of such shares will cease; (iv) Eclipsys shall be obligated to pay to Recipient, by cash or equivalent or by cancellation of amounts owed by Recipient to Eclipsys or any Affiliate, any Acquisition Consideration per share previously received from Recipient in respect of all shares of Restricted Stock that are forfeited to Eclipsys; and (v) Recipient shall have no rights to or in respect of shares of Restricted Stock that are forfeited to Eclipsys except the right to receive any Acquisition Consideration per share previously received from Recipient in respect thereof. In case of a Cancellation Event, any partially vested share will be rounded up to the nearest whole share for purposes of determining the number of shares that are forfeited to Eclipsys. For these purposes, if Recipient is an employee of Eclipsys or any of its present or future parent or subsidiary corporations (each an “Affiliate”) as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), a “Cancellation Event” means, and shall be deemed to occur upon, the cessation of Recipient’s employment with Eclipsys or any of its Affiliates or its successor for any reason, including without limitation resignation by Recipient with or without good reason, or termination of employment by Eclipsys or any Affiliate or its successor with or without cause.

4. Voting and Other Rights. During the period prior to vesting, except as otherwise provided herein, Recipient will have all of the rights of a stockholder with respect to all of the Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive all dividends or other distributions with respect to such Restricted Stock. In connection with the payment of such dividends or other distributions, Eclipsys will be entitled to deduct from any amounts otherwise payable by Eclipsys to Recipient (including without limitation salary or other compensation), except to the extent prohibited by applicable law or regulation, any taxes or other amounts required by any governmental authority to be withheld and paid over or deposited to such authority for Recipient’s account.

5. Handling of Shares.

(a) Certificates or Book Entries. Eclipsys may in its discretion issue physical certificates representing Restricted Stock, or cause the Restricted Stock to be recorded in book entry or other electronic form and reflected in records maintained by or for Eclipsys. Each certificate or data base entry representing any unvested portion of any Restricted Stock may be endorsed with a legend substantially as set forth below, as well as such other legends as Eclipsys may deem appropriate to comply with applicable laws and regulations:

The securities evidenced by this certificate are subject to certain limitations on transfer and other restrictions as set forth in the Eclipsys Corporation 2008 Omnibus Incentive Plan (copies of which are available for inspection at the offices of Eclipsys), and the notice of grant applicable to the securities.

(b) Escrow. With respect to each unvested share of Restricted Stock (including any shares received by Recipient with respect to shares of Restricted Stock that have not yet vested as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting Eclipsys’s securities without receipt of consideration), the Secretary of Eclipsys, or such other escrow holder as the Secretary may appoint, will retain physical custody of any certificate representing such share until such share vests.

(c) Delivery of Certificates. As soon as practicable after the vesting of any Restricted Stock and upon request by Recipient, but subject to Section 5(d), Eclipsys will deliver to Recipient or Recipient’s designee a certificate(s) free of restrictive legends representing such vested Restricted Stock, or cause appropriate book entry or other electronic changes to be made to reflect Recipient’s ownership of such vested Restricted Stock free of restrictions, in any case net of the number of shares, if any, withheld by Eclipsys in payment of tax pursuant to Section 6(a).

(d) Conditions to Vesting. At the time for vesting of any shares of Restricted Stock, and as a condition to vesting, Recipient must, if requested by Eclipsys, make appropriate representations in a form satisfactory to Eclipsys that such Restricted Stock will not be sold other than (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, the applicable Grant Notice, any applicable policy of Eclipsys or any of its Affiliates, and any other written agreement between Recipient and Eclipsys or any of its Affiliates.

6. Tax Matters.

(a) Recipient’s Tax Obligations. The vesting of Restricted Stock generally results in taxable income for employees and is subject to appropriate income tax withholding, deposits, or other deductions required by applicable laws or regulations. Subject to any separate written agreement between Recipient and Eclipsys, Recipient and Recipient’s successors will be responsible for all income and other taxes payable as a result of grant or vesting of Restricted Stock or otherwise in connection with this Agreement. All obligations of Eclipsys or its Affiliates to pay tax deposits to any federal, state or other taxing authority as a result of grant or vesting of Restricted Stock will result in a commensurate obligation of Recipient to reimburse Eclipsys or its Affiliate the amount of such tax deposits. Eclipsys may in its discretion, but is not obligated to, require that such obligation of Recipient be satisfied by the Recipient forfeiting and Eclipsys deducting and retaining from the shares vesting at any particular time that number of shares with a value equal to the amount of the required minimum tax withholdings that Eclipsys or its Affiliate is required to pay as a result of such vesting, with such value measured by the same value per share used by Eclipsys or its Affiliate to determine its tax deposit obligation and based on the minimum statutory withholding rates for federal and state income and payroll tax purposes that are applicable to supplemental wages. If Eclipsys or its Affiliate is required to pay additional tax deposits after the initial issuance to Recipient of the net number of vested shares, Eclipsys or its Affiliate may require Recipient to make up the difference in cash. If the tax deposits paid are less than Recipient’s tax obligations, Recipient is solely responsible for any additional taxes due. If Eclipsys or its Affiliate pays tax deposits in excess of Recipient’s tax obligations, Recipient’s sole recourse will be against the relevant taxing authorities, and Eclipsys and its Affiliates will have no obligation to issue additional shares or pay cash to Recipient in respect thereof. Recipient is responsible for determining Recipient’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Recipient’s tax obligations and avoid interest and penalties.

(b) Section 83(b) Election. Recipient understands that Recipient may make an election pursuant to Section 83(b) of the Code (by filing an election with the Internal Revenue Service within thirty (30) days after the date Recipient acquired the Restricted Stock) to include in Recipient’s gross income the fair market value (as of the date of acquisition) of the Restricted Stock. Recipient may make such an election under Section 83(b), or comparable provisions of any state tax law, only if, prior to making any such election, Recipient (a) notifies Eclipsys of Recipient’s intention to make such election, by delivering to Eclipsys a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (b) pays to Eclipsys an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for Recipient’s account, or otherwise makes arrangements satisfactory to Eclipsys for the payment of such amounts through withholding or otherwise. Recipient understands that if Recipient has not made a proper and timely Section 83(b) election, at the time the forfeiture restrictions applicable to the Restricted Stock lapse, Section 83 will generally provide that Recipient will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the date the forfeiture restrictions lapse) of the Restricted Stock less any Acquisition Consideration paid for the Restricted Stock. For this purpose, the term “forfeiture restrictions” includes the right of Eclipsys to acquire the Restricted Stock pursuant to its rights under Section 3 of this Agreement. Recipient acknowledges that it is Recipient’s sole responsibility, and not the responsibility of Eclipsys or any of its Affiliates, to file a timely election under Section 83(b), even if Recipient requests Eclipsys or its representative to make this filing on Recipient’s behalf. Recipient is relying solely on Recipient’s own advisors with respect to the decision as to whether or not to file a Section 83(b) election.

7. Additional Agreements

(a) Independent Advice; No Representations. Recipient acknowledges that (i) Recipient was and is free to use professional advisors of Recipient’s choice in connection with this Agreement and any grant of Restricted Stock, that Recipient understands this Agreement and the meaning and consequences of receiving grants of Restricted Stock, and is entering into this Agreement freely and without coercion or duress; and (ii) Recipient has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of Eclipsys or any Affiliate or any employee of or counsel to Eclipsys or any Affiliate regarding any tax or other effects or implications of the Restricted Stock or other matters contemplated by this Agreement or any Grant Notice.

(b) Value of Restricted Stock. No representations or promises are made to Recipient regarding the value of the Restricted Stock or the business prospects of Eclipsys or any Affiliate. Recipient acknowledges that information about investment in Eclipsys stock, including financial information and related risks, is contained in Eclipsys’s SEC reports on Form 10-Q and Form 10-K, which have been made available from Eclipsys’s Human Resources department and/or on Eclipsys’s internal web site for Recipient’s review at any time before Recipient’s acceptance of this Agreement or at any time during Recipient’s employment or service. Further, Recipient understands that Eclipsys and its Affiliates and their respective employees, counsel and other representatives do not provide tax or investment advice and acknowledges Eclipsys’s recommendation that Recipient consult with independent specialists regarding such matters. Sale or other transfer of Eclipsys stock may be limited by and subject to policies of Eclipsys or its Affiliates as well as applicable securities laws and regulations.

(c) Merger, Consolidation or Reorganization. In the event of a Reorganization of Eclipsys in which holders of shares of Common Stock of Eclipsys are entitled to receive in respect of such shares any additional shares or new or different shares or securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock) (“Exchange Consideration”), then Recipient will be entitled to receive a proportionate share of the Exchange Consideration in exchange for any Restricted Stock that is then still owned by Recipient and not cancelled; provided that, subject to any Grant Notice or other separate written agreement between Eclipsys and Recipient, any Exchange Consideration issued to Recipient in respect of unvested Restricted Stock will be subject to the same restrictions and vesting provisions that were applicable to the Restricted Stock in exchange for which the Exchange Consideration was issued.

(d) No Right to Continued Employment or Service; No Positive Inference. Neither this Agreement nor any grant of Restricted Stock confers upon Recipient any right to continue as an employee, director or consultant of, or in any other relationship with, Eclipsys or its Affiliates, or to any particular employment or service tenure or minimum vesting of Restricted Stock, or limits in any way the right of Eclipsys or its Affiliates to terminate Recipient’s services to Eclipsys or any of its Affiliates at any time, with or without cause. Restricted Stock is to motivate and reward future performance, and no grant of Restricted Stock will be interpreted as a reward for past performance that dictates vesting in advance of the vesting schedule specified in the applicable Grant Notice, or an indication that the Recipient has performed well or is entitled to any particular employment or service tenure.

(e) Remedy for Breach of Legal Obligations. As a condition to vesting of any Restricted Stock, Recipient must enter into the Eclipsys Proprietary Interest Protection Agreement, in the form specified by Eclipsys. If Recipient breaches in any material respect the Proprietary Interest Protection Agreement between Recipient and Eclipsys, or any other contract between Recipient and Eclipsys, or

Recipient’s common law duty of confidentiality or trade secret protection, and Recipient fails to cure that breach in full within ten days of notice and demand for cure by Eclipsys, then such breach shall entitle Eclipsys, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following:

(1) recover from Recipient any shares of Restricted Stock still owned by Recipient, whether or not vested, solely for payment of any Acquisition Consideration previously paid by Recipient for the recovered shares, whereupon any rights of Recipient to such recovered shares of Restricted Stock will cease;

(2) require Recipient to disgorge to Eclipsys the gross income Recipient earned (i.e. sales price less any Acquisition Consideration) upon transfer by Recipient, at any time from 12 months before such breach until 12 months after the Eclipsys learned of such breach, of any vested shares of Restricted Stock; and/or

(3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof.

Eclipsys may suspend any vesting or transfer of Restricted Stock pending cure of any such breach.

8. General.

(a) Successors and Assigns. This Agreement is personal in its nature and Recipient may not assign or transfer Recipient’s rights under this Agreement, except as specifically provided herein or permitted by Eclipsys in writing.

(b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth, provided that either party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph:

To Eclipsys:	Eclipsys Corporation Three Ravinia Drive, Suite 1000 Atlanta, GA 30346 Attention: General Counsel

To Recipient:	At Recipient’s address of record as maintained in Eclipsys’s employment files

(c) Entire Agreement. Except as this Agreement and/or another written agreement between Eclipsys and Recipient may expressly provide otherwise, this Agreement, the Plan, and any Grant Notices constitute the entire agreement and understanding of Eclipsys (together with its Affiliates) and Recipient with respect to Restricted Stock, and supersede all prior written or verbal agreements and understandings between Recipient and Eclipsys (together with its Affiliates) relating to such subject matter. Recipient has not received and is not relying upon, and will not rely upon, any representations by any employee of or counsel to or other representative of Eclipsys or any of its Affiliates in connection with this Agreement or any grant of Restricted Stock hereunder. This Agreement may only be amended by written instrument signed by Recipient and an authorized officer of Eclipsys.

(d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

(f) Arbitration. Any and all disputes and claims between Recipient and Eclipsys that arise out of this Agreement shall be resolved through final and binding arbitration. Any claim under this Agreement must be commenced by a claimant within 365 days of the date on which the cause of action accrues (unless a contractual limitation on duration of claims is impermissible or a longer period of time is required by law, in which case the end of the minimum required period will be the deadline for commencing claims), or it will be deemed waived. Binding arbitration will be conducted in Atlanta, Georgia in accordance with the rules and regulations of the American Arbitration Association. Recipient understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Recipient is waiving Recipient’s right to a jury trial as to such claims. The parties further understand and agree that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction. If and to the extent necessary to make this arbitration provision enforceable, Eclipsys shall pay the arbitrator’s compensation and any fees for the arbitration, unless the arbitrator directs otherwise in the award, or unless the law where the arbitration occurs provides otherwise.

(g) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

(h) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Recipient and Eclipsys.

(i) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

ECLIPSYS CORPORATION

By:
Name:	[Name]
Title:

EXHIBIT A

to Restricted Stock Agreement

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY

IN GROSS INCOME IN YEAR OF TRANSFER

INTERNAL REVENUE CODE § 83(b)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1.	Name, address and taxpayer identification number of the undersigned:

Taxpayer I.D. No.:

2.	Description of property with respect to which the election is being made:

             shares of Common Stock of Eclipsys Corporation, a Delaware corporation (the “Company”)

3.	Date on which property was transferred:

4.	Taxable year to which this election relates:

5.	Nature of the restrictions to which the property is subject:

If the taxpayer’s service to the Company terminates for any reason before the Common Stock vests, the unvested Common Stock is forfeited to the Company. The Common Stock vests according to the following schedule:

The Common Stock is non-transferable in the taxpayer’s hands, by virtue of language to that effect stamped on the stock certificate.

6.	Fair market value of the property:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $             per share.

7.	Amount paid for the property:

The amount paid by the taxpayer for said property is $.01 per share.

8.	Furnishing statement to employer:

A copy of this statement has been faxed to Attn: Eclipsys Stock Administrator 404-847-5993.

Date:
Signature

Printed Name

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after receipt of the Restricted Stock. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two (2) copies of the completed form, one for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

8